COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN GENERAL CALIFORNIA MUNICIPAL BOND FUND, INC.
AND THE LEHMAN BROTHERS MUNICIPAL BOND INDEX

EXHIBIT A:

                LEHMAN           GENERAL
               BROTHERS         CALIFORNIA
 PERIOD        MUNICIPAL        MUNICIPAL
             BOND INDEX *       BOND FUND

10/10/89            10,000            10,000
9/30/90             10,680            10,676
9/30/91             12,088            11,888
9/30/92             13,351            13,114
9/30/93             15,053            15,086
9/30/94             14,685            14,418
9/30/95             16,328            15,834
9/30/96             17,314            16,919
9/30/97             18,875            18,367

*Source: Lehman Brothers